Exhibit j

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees Legg Mason Partners Variable Portfolios V:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Smith Barney Small Cap Growth Opportunities Portfolio (to be known as Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio on May 1, 2006), a series of Variable Annuity Portfolios (to be known as Legg Mason Partners Variable Portfolios V on May 1, 2006), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KMPG LLP

New York, New York April 24, 2006